Exhibit 99.1

GlobalSantaFe’s GSF Development Driller I

Awarded Two-Year Contract by BHP Billiton

Newbuild Ultra-Deepwater Semisubmersible Rig

Heading for the U.S. Gulf of Mexico

HOUSTON, October 4, 2004 – Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE:GSF) today announced that its newbuild ultra-deepwater semisubmersible drilling rig, GSF Development Driller I, has been awarded a two-year contract by BHP Billiton Petroleum (Americas) Inc. for work in the U.S. Gulf of Mexico. The multi-well exploration and development program is expected to commence in April 2005 and has a total contract value of approximately $157 million.

“We have enjoyed a successful relationship with BHP Billiton over the past several years and look forward to expanding our support in the deepwater Gulf of Mexico for this important customer,” said GlobalSantaFe President and Chief Executive Officer Jon Marshall.

The GSF Development Driller I was designed to meet the requirements of drilling in the challenging deepwater arena and optimized for development drilling and subsea completion projects. Its efficient design includes 18,000 square feet of useable deck space and more than 7,000 metric tons of variable deck load. The rig’s dynamic positioning and self-contained mooring systems can be supplemented with up to eight additional mooring lines for increased flexibility in varying conditions.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide drilling contractor offering a full range of premium equipment and drilling management services. The company’s diverse and technologically advanced fleet of 57 offshore rigs includes premium and heavy-duty, harsh-environment jackups; semisubmersibles; and dynamically positioned ultra-deepwater drillships. Additionally, the company has two rigs under construction. GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at: www.gsfdrill.com.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interests of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statement in this news release is our statement that: “…we look forward to expanding our support in the deepwater Gulf of Mexico for this important customer [BHP Billiton].”

Our forward-looking statement speaks only as of the date of this news release and is based on available industry, financial and economic data and our operating and financing plans as of that date. It is inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) changes in rig dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and futures market activity; (b) changes in the anticipated timing of our rig upgrade and repair projects as a result of such things as rigs staying on contract longer than we expect or coming off contract sooner than we expect as a result of changes in our customers’ drilling plans, presently unknown rig repair needs, and delays in completing such projects caused by such things as unforeseen engineering problems, unanticipated work stoppages, adverse weather conditions, unanticipated cost increases, and the unavailability of shipyard time or resources; (c) the unforeseen startup problems inherent in commencing operations with any new rig, including such things as engineering, permitting, crewing and equipment problems; and (d) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Investors:	Media:
Richard J. Hoffman	Julie H. Tushingham
Tel: 281 925 6441	Tel: 281 925 6443
Cell: 713 417 4763
Email: julie.tushingham@gsfdrill.com

Brook Wootton	Jeff Awalt
Tel: 281 925 6442	Tel: 281 925 6448
Cell: 713 376 0097
Email: jeff.awalt@gsfdrillcom